Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Combined Statement of Additional Information dated March 1, 2018, and to the incorporation by reference in Amendment No. 157 to the Registration Statement (Form N-1A No. 333-02381) of The Hartford Mutual Funds, Inc. (the “Trust”) of our reports dated December 29, 2017, on the financial statements and financial highlights included in the Trust’s 2017 Annual Report to shareholders.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
February 27, 2018